Exhibit 10.20
WASTE SERVICES, INC.
2007 EQUITY AND PERFORMANCE INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
          THIS RESTRICTED STOCK UNIT AGREEMENT (the “Agreement”) is made, effective as of the 7th day of February, 2008 (hereinafter the “Date of Grant”), between Waste Services, Inc., a Delaware corporation (the “Company”), and [insert name] (the “Participant”).
R E C I T A L S:
          WHEREAS, the Company has adopted the Waste Services, Inc. 2007 Equity and Performance Incentive Plan (the “Plan”), pursuant to which the Company may grant awards of Restricted Stock Units; and
          WHEREAS, the Committee (as such term is defined in the Plan) responsible for administrating the Plan has determined that it is in the best interests of the Company and its stockholders to grant to the Participant an award of Restricted Stock Units, subject to the terms set forth herein.
          NOW THEREFORE, for and in consideration of the premises and the covenants of the parties contained in this Agreement, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:
          1. Grant of Restricted Stock Units. The Company hereby grants to the Participant on the Date of Grant [ insert number of units] Restricted Stock Units (the “Award”) on the terms and conditions set forth in this Agreement and as otherwise provided in the Plan. The Company shall credit such Restricted Stock Units to a separate account maintained for the Participant on the Company’s books (the “Account”). On any given date, the value of each Restricted Stock Unit comprising the Award shall equal the Fair Market Value of one share of Common Stock. The Award shall vest and be settled in accordance with Section 3 hereof.
          2. Incorporation by Reference, Etc. The provisions of the Plan are hereby incorporated herein by reference. Except as otherwise expressly set forth herein, this Agreement shall be construed in accordance with the provisions of the Plan and any capitalized terms not otherwise defined in this Agreement shall have the definitions set forth in the Plan. The Committee shall have final authority to interpret and construe the Plan and this Agreement and to make any and all determinations under them, and its decision shall be final, binding and conclusive upon the Participant and the Participant’s legal representative in respect of any questions arising under the Plan or this Agreement.

          3. Terms and Conditions.
          (a) Vesting. The Restricted Stock Units granted hereunder shall vest in accordance with this Section 3, based upon the Company’s level of attainment of certain annual “EBITDA” targets (namely the “EBITDA” as shown in the budget for the Measurement Year as approved by the Board of Directors, the “Annual Target EBITDA”), as of each “Measurement Date” (as defined below) with respect to each “Measurement Year” (as defined below). On each Measurement Date, the Participant shall be eligible to vest in one-third (1/3) of the Restricted Stock Units granted hereunder (the “Eligible RSUs”), subject to the Participant’s continued service with the Company or its Affiliates from the Date of Grant through and including such Measurement Date. The amount of Eligible RSUs in which a Participant vests on any given Measurement Date shall be based on the applicable “Vesting Percentage” (as defined below), which Vesting Percentage is determined based on the extent to which the Annual Target EBITDA for a Measurement Year has been attained (the “EBITDA Percentage”).
For purposes of this Agreement, “EBITDA” means “earnings before interest, taxes, depreciation and amortization” as determined by the Committee in its sole and absolute discretion. The Committee may adjust any or all Annual Target EBITDA to fairly and appropriately reflect the effect of any significant mergers, acquisitions, or dispositions approved by the Board of Directors in any case that was not contemplated in establishing the respective Annual Target EBITDA; provided, however, that in the event the Committee takes any such action, such adjustment shall be only the amount deemed reasonably necessary by the Committee, in the exercise of its good faith judgment, to accurately reflect the direct and measurable effect such event has on such Annual Target EBITDA. For purposes of this Agreement, a “Measurement Date” means each of March 15, 2009; March 15, 2010; and March 15, 2011. For purposes of this Agreement, “Measurement Year” means the last completed fiscal year immediately preceding a Measurement Date. For purposes of this Agreement, “Vesting Percentage” means the percentage of the Eligible RSUs that will vest with respect to each Measurement Date based on the EBITDA Percentage (as set forth on the chart below).

Vesting of Eligible RSUs
EBITDA	Vesting
Percentage	Percentage

70%	25%
80%	50%
90%	75%
100%	100%

          (b) Catch-up. If with respect to any Measurement Date the Company does not fully attain the Annual Target EBITDA, then the Participant shall be eligible to “catch-up” vesting with respect to any Eligible RSUs that remain unvested for any such prior Measurement Date(s) as set forth below:
               (i) Second Year Catch-Up. If the EBITDA Percentage for the aggregate of the 2008 and 2009 Measurement Years is greater than the EBITDA Percentage for the 2008 Measurement Year, the Participant shall be deemed fully vested in the additional Eligible RSU’s that would have vested if that EBITDA Percentage had been achieved in the 2008 Measurement Year.
               (ii) Final Year Catch-Up. If the EBITDA Percentage for the aggregate of the 2008, 2009 and 2010 Measurement Years is greater than the EBITDA Percentage for either or both of the 2008 and 2009 Measurement Years, the Participant shall be deemed fully vested in the additional Eligible RSU’s that would have vested if that EBITDA Percentage had been achieved in the 2008 or 2009 Measurement Year.
          (c) Change in Control. Immediately prior to the occurrence of a Change in Control, the Restricted Stock Units that have not vested shall automatically vest.
          (d) Settlement. Subject to the above, on each Measurement Date the Company shall settle the Eligible RSUs that vest on such Measurement Date and as a result thereof (i) issue and deliver to the Participant one share of Common Stock for each such vested Restricted Stock Unit (the “RSU Shares”) (and, upon such settlement, adjust the Account for any RSU shares delivered with respect to any vested Restricted Stock Unit) and (ii) enter the Participant’s name as a stockholder of record on the Company’s books with respect to the RSU Shares.
          (e) Effect of Termination of Service on the Restricted Stock Units.
               (i) Termination For Cause. If the Company or an Affiliate terminates the Participant’s service with the Company or its Affiliate, as applicable, for Cause, the Participant shall forfeit the Restricted Stock Units that remain unvested as of the effective date of such termination.
               (ii) Termination Due to Death/Disability/Retirement. Notwithstanding the foregoing, if the Participant’s service with the Company is terminated on account of the Participant’s death or “Disability” or Retirement, (a “Qualifying Termination”), then (A) any Restricted Stock Units that remain unvested on the effective date of such Qualifying Termination that would be Eligible RSUs if the Participant had remained in the service of the Company on the next Measurement Date following the effective date of such Qualifying Termination, shall remain outstanding until such Measurement Date and shall become vested on such Measurement Date as provided in Section 3(a) above (and any Restricted Stock Units that do not vest on such Measurement Date shall be automatically forfeited on such Measurement Date) and (B) any Eligible RSUs that remain unvested following the application of subclause (A) immediately above shall be automatically forfeited as of the effective date of such Qualifying Termination. For purposes of this Agreement, “Disability” shall mean the Participant’s “total and permanent disability” within the meaning of Section 22(e)(3) of the Code.
               (iii) All Other Terminations. Except as is otherwise specifically provided in Section 3(c) above, if the Participant’s service with the Company and its Affiliates is terminated for any reason other than a Qualifying Termination or for Cause, the unvested Restricted Stock Units shall expire on the date of such termination.
          (f) Restrictions. The Award granted hereunder may not be sold, pledged or otherwise transferred (other than by will or the laws of descent and distribution or as otherwise permitted by the Committee) and may not be subject to lien, garnishment, attachment or other legal process. The Participant acknowledges and agrees that, with respect to each Restricted Stock Unit credited to his Account, the Participant shall not be deemed for any purpose to be the owner of shares of Common Stock underlying the Restricted Stock Units subject to the Award (including, without limitation, with respect to any distribution and voting rights), unless and until each such Restricted Stock Unit is settled in RSU Shares pursuant to Section 3(d) hereof.
          (g) Compliance with Securities Laws; Code Section 409A. The Company will not be required to issue any shares of Common Stock pursuant to this Agreement if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended, or any other applicable federal or state securities laws or regulations. Prior to the issuance of any shares pursuant to this Agreement, the Company may require that the Participant (or the Participant’s Beneficiary or legal representative upon the Participant’s death or Disability) enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with applicable securities laws or with this Agreement. The Company may also delay issuance of shares of Common Stock hereunder to the extent set forth in Final Treasury Regulation Section 1.409A-2(b)(7).
          (h) Taxes. Upon the settlement of the Award in accordance with Section 3(d) hereof, the Participant shall recognize taxable income in respect of the Award and the Company shall report such taxable income to the appropriate taxing authorities in respect of the Award as it determines to be necessary and appropriate. The Company shall have the right to require the Participant to remit to the Company, or to withhold from amounts payable to the Participant, as compensation or otherwise (including, without limitation, in settlement of Restricted Stock Units granted hereunder), an amount sufficient to satisfy all federal, state and local withholding tax requirements, as applicable.
          (i) Rights as a Stockholder. Upon and following settlement, the Participant shall be the record owner of the RSU Shares unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a common stockholder of the Company (including voting rights).

          4. Non-Competition / Confidentiality. As a condition to and in consideration of the grant of the Restricted Stock Units by the Company, the receipt and sufficiency of which consideration is hereby acknowledged, the Participant agrees:
          (a) Except as required in the ordinary course of his employment by the Company or one of its affiliates, the Participant will not (either during the continuance of his employment by the Company or one of its affiliates, or at any time thereafter) disclose to any third party other than as authorized by the Company, the private affairs or any confidential information of the Company or its affiliates, including, but not limited to, non-public know-how regarding operating procedures and processes, financial results or projections, budgets, customer files, customer lists, information regarding acquired or potential targets for acquisition, internal communications and costing procedures or cost amounts to any person, and all such information, either in electronic, printed or verbal form.
          (b) During the continuance of his employment by the Company or one of its affiliates, and for a period of two (2) years following the termination of his employment with the Company or any affiliate for any reason whatsoever, including, but not limited to, by reason of the voluntary resignation of employment by the Participant, the Participant will not:
               (i) within the geographic area serviced by any location of the Company or any affiliate for which the Participant primarily performed duties during the last twelve (12) months of his employment, directly or indirectly, in any manner whatsoever, found, work for, consult for or assist in any way, whether in a paid or unpaid capacity, any person or entity which provides or offers to provide goods and/or services which are competitive with the goods and/or services provided by the Company or an affiliate from such location. For greater certainty, a person or entity which provides goods and/or services which are competitive with those provided by the Company is one which provides or offers to provide collection and transportation for disposal and/or recycling and/or processing of solid, non-hazardous waste materials and/or portable toilet supply;
               (ii) solicit, interfere with or endeavor to entice way from the Company or any affiliate, any customer, client or any person, firm or corporation in the habit of dealing with the Company or any affiliate in the last twelve (12) months of the Participant’s employment.
In the event that any of the provisions of this Section 4 conflict with the provisions of any confidentiality and/or non-competition covenant given by the Participant in favor of the Company or any affiliate pursuant to an employment agreement entered into by the Participant and the Company or any affiliate either prior to or at any time after the date of execution of this Agreement, then the confidentiality and/or non-competition provisions contained in such employment agreement as in effect at the applicable time shall apply and govern and the Participant’s acknowledgement, by the execution of the Agreement, that he is bound by the provisions of the confidentiality and/or non-

competition provisions of such employment agreement is a condition to and consideration for the grant of the Restricted Stock Units by the Company.
          5. Miscellaneous.
               (a) General Assets. All amounts credited to the Participant’s Account under this Agreement shall continue for all purposes to be part of the general assets of the Company. The Participant’s interest in the Account shall make the Participant only a general, unsecured creditor of the Company.
               (b) Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, telecopier, courier service or personal delivery or by such other electronic means as may be approved by the Company:
if to the Company:
Waste Services, Inc.
1122 International Blvd, Suite 601
Burlington, Ontario, Canada L7L 6Z8
Facsimile: 905-319-9408
Attention: Corporate Secretary
if to the Participant, at the Participant’s last known address on file with the Company.
All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, if mailed; and when receipt is mechanically acknowledged, if telecopied.
               (c) Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.
               (d) No Rights to Continue Service. Nothing contained in this Agreement shall be construed as giving the Participant any right to be retained, in any position, as an employee, consultant or director of the Company or its Subsidiaries or shall interfere with or restrict in any way the right of the Company or its Subsidiaries, which are hereby expressly reserved, to remove, terminate or discharge the Participant at any time for any reason whatsoever.
               (e) Bound by Plan. By signing this Agreement, the Participant acknowledges that he has received a copy of the Plan and has had an opportunity to review the Plan and agrees to be bound by all the terms and provisions of the Plan.

               (f) Successors. The terms of this Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and of the Participant and the beneficiaries, executors, administrators, heirs and successors of the Participant.
               (g) Entire Agreement. This Agreement and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersede all prior communications, representations and negotiations in respect thereto. No change, modification or waiver of any provision of this Agreement shall be valid unless the same be in writing and signed by the parties hereto.
               (h) Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflict of laws thereof, or principals of conflicts of laws of any other jurisdiction that could cause the application of the laws of any jurisdiction other than the State of Delaware.
               (i) Headings. The headings of the Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement.
               (j) Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[Signature page immediately follows]
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day first written above.

WASTE SERVICES, INC.

By:
Name:	Ivan R. Cairns
Title:	Executive Vice President & Secretary

[Name of Participant]